Exhibit 10.1

*NON-QUALIFIED STOCK OPTION AGREEMENT *

PHOTRONICS, INC. (the “Company”), a Connecticut corporation, hereby grants                           (the “Optionee”) an option to purchase a total of              (            ) shares of Common Stock (“Common Stock”) of the Company, at the price determined as provided herein, and in all respects subject to the terms, definitions and provisions of the 2000 Stock Option Plan (the “Plan”) adopted by the Company which is incorporated herein by reference.

1) Nature of the Option

This option is not intended to be an “incentive stock option” within the meaning of section 422A of the Internal Revenue Code of 1986.

2) Option Price

The Option Price is $             for each share.

3) Exercise of Option

This option shall be exercisable by written notice which shall state the election to exercise the option, the number of shares in respect of which the option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such shares of Common Stock as may be required by the Company pursuant to the provisions of the Plan or this Agreement. Such written notice shall be signed by the Optionee or other person entitled to exercise the option pursuant to the provisions of this Agreement or the Plan and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the purchase price. Payment of the purchase price shall be in cash, currency and/or shares of Common pursuant to the provisions of the Plan. Unless the shares of Common Stock have been registered under the Securities Act of 1933 pursuant to a registration statement filed on Form S-8 or otherwise, the certificate or certificates for shares of Common Stock as to which the option shall be exercised shall be registered in the name of the Optionee and shall contain the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO THE DISTRIBUTION THEREOF, AND SUCH SECURITIES MAY NOT BE SOLD OR

TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS REGISTERED UNDER SUCH ACT OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT, AND UNLESS SUCH SALE OR TRANSFER IS AUTHORIZED UNDER APPLICABLE STATE LAW.”

4) Forfeiture of Options and Repayment of Market Value of Options

If, while an Employee or Director (as defined in the Plan) or at any time within one (1) year after Optionee ceases to be an Employee or Outside Director, Optionee engages in any activity in competition with any activity of the Company, including, but not limited to:

(a)	conduct related to the Optionee’s employment for which either criminal or civil penalties against the Optionee may be sought;

(b)	violation of Company policies, including, without limitation, the Company’s insider trading policy;

(c)	accepting employment with or serving as a consultant, advisor or in any other capacity to an employer that is in competition with or acting against the interests of the Company, including employing or recruiting any present, former or future employee of the Company;

(d)	disclosing or mis-using any confidential information or material concerning the Company; or

(e)	participating in a hostile takeover attempt, then:

i)	options under this Agreement and any other stock options and stock awards from the Company (collectively referred to as “Grants”) shall terminate effective the date on which the Optionee enters into such activity, unless terminated sooner by operation of another term or condition of the Plan or the plan under which such Grants were granted;

ii)	the aggregate difference between the exercise price of options included in the Grants which were exercised within one (1) year prior to the date (the “Termination Date”) Optionee ceased to be an Employee or Outside Consultant or within one (1) year after the Termination Date and the closing market value on the date of exercise of such shares covered by such options shall be paid by the Optionee to the Company; and

iii)	the aggregate of the closing market value on the date the forfeiture provision expired for all shares subject to restricted stock awards included in the Grants as to which the forfeiture provision expired within one (1) year prior to or after the Termination Date shall be paid by the Optionee to the Company.

By accepting the options subject to this Agreement, the Optionee consents to a deduction from any amounts the Company owes the Optionee from time to time (including amounts owed as wages or other compensation, fringe benefits or vacation pay, as well as any other amounts owed by the Company), to the extent of the amounts the Optionee owes the Company under the foregoing paragraph. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Optionee owes it, calculated as set forth above, the Optionee agrees to pay immediately the unpaid balance to the Company. In addition, if Optionee fails to pay the Company the full amount due within thirty (30) days of demand by the Company, Optionee agrees to pay the Company’s reasonable costs of collection (including attorney’s fees) as well as interest on the unpaid amount at the rate of 1% per month or if less, the maximum rate allowed by law, for each day that such amount remains unpaid. Optionee may be released from his/her obligations under this paragraph above only by the Board of Directors or the Compensation Committee of the Company.

5) Extent of Exercise

This option shall be exercisable (subject to the conditions as to employment and other matters contained herein or in the Plan) with respect to one hundred percent (100%) of the shares purchasable hereunder on                     .

Notwithstanding the foregoing, if the Company is sold, or merged (pursuant to which merger the Company is not the surviving entity), or substantially all of the assets of the Company are sold or there is a sale by any of the Company’s existing stockholders to a third party of 50% or more of the Company’s issued and outstanding Common Stock, then all of the Options subject to this Agreement shall be immediately exercisable.

6) Restrictions on Exercise

This option may not be exercise if the issuance of such shares upon such exercise would constitute a violation of any applicable Federal or state securities laws or other law or regulation. As a condition to the exercise of this option, the Company may require the Optionee to make any representation or warranty to the Company as may be required by any applicable law or regulation or may otherwise be appropriate.

7) Non-Transferability of Option

This option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. The terms of this option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

8) Term of Option

This option may not be exercised more than ten (10) years from the date of grant of this option and may be exercised during such term only in accordance with the Plan, including the terms thereof prohibiting or restricting exercise after a severance of the Optionee’s relationship with the Company, and the terms of this option.

9) Withholding

The Company reserves the right to make whatever arrangements it deems appropriate for the withholding of any taxes in connection with any transaction contemplated by this Agreement or the Plan.

10) Merger

This Agreement supersedes any other agreement, written or oral, between the parties with respect to the subject matter hereof.

Date of Grant:

PHOTRONICS, INC.

By:
Name

Agreed to and accepted this      day of                     , 20    .

Name